Louis Sanzaro & Louis V. Muro                        Wednesday, July 28, 1999
The Tirex Corporation
3828 Saint Patrick
Montreal, Quebec
E4E IAH



Dear Lou & Lou,

         Following is a list of projects and activities that need my direct involvement during the next four months. I have outlined the projects, results anticipated, and nature of tasks and estimated time frame for each. The calendar time would narrow or widen given the feedback and response time from outside agencies, such as Revenue Canada, Revenue Quebec and or our auditors.

-----------------------------------------------------------------------------------------------------------------------
PROJECT /TASK          OBJECTIVE                 TYPE                        EST. TIME             EST. COMP.

-----------------------------------------------------------------------------------------------------------------------
R&D Tax credit         To obtain      Preparation of appeal documents.  Two weeks to prepare   2nd week in
appeal                 $120,000 CDN   And rationale for each item       and file.              August
For the fiscal year                                                     My time 5 days.        AFTER THAT:
1998                                                                    Meetings with          Phone follow up to speed
                                                                        File officers          up check cutting.
                                                                        (RTC support req'd)    My time 3 days
                                                                        My time 2 days.
-----------------------------------------------------------------------------------------------------------------------
R&D pre approval for   Approximately  Working with Revenue Canada       Calendar Time 6 weeks  3rd week
The Fiscal 1999        $ 1,400,000    science and financial audit team. My time 15 days        September. Check
                       CDN            Working with Francois, Internal                          By 10th October.
                                      Accounting, RTC, and Fuller
                                      Landau to finalize all the
                                      necessary documentation for
                                      submission.

-----------------------------------------------------------------------------------------------------------------------
SDI 2nd installment    $ 150,000 CDN  SDI approval has to be obtained.  2 weeks                September 20th
Draw down from                        They would most likely want       My time 5 days.        Check $$ within
Scotia bank.                          final reviewed statements as well                        days.
                                      as pre-approval letter from
                                      Revenue Canada
-----------------------------------------------------------------------------------------------------------------------
Other Projects.                                                         1/2 day per week       On going
-----------------------------------------------------------------------------------------------------------------------
SDI Next year          $ 500,000      Application, project forecasts,   My time 15 days        November 15th
Application                           reports as well other documents
                                      for submission.
-----------------------------------------------------------------------------------------------------------------------

Following are the terms that I propose for our continued business relationship.

         A fee of 5% of the net ( gross-minus Bank Loan $750, 000) receivable from Revenue Canada and Revenue Quebec.

         Stock issuance due for the 6 months Feb to July 1999. Difference between paid versus actual salary. Provide S-8 of shares issued to me previously.
         A friend of mine invested $2,000 dollars in November 1997. The stock was initially issued to As a part of the stock potion, but later was not considered in the calculations during readjustments. I would greatly appreciate if this could be resolved.


         V.J.Kachru                        Accepted by
                                           The Tirex Corporation
                                           3828, St. Patrick Street Montreal QC,


         1598 Pine Avenue West
         Montreal Quebec
                                                     Louis Sanzaro
                                                     ---------------------------
                                                     President

         Date                                        Date

         /s/ V.J. Kachru                             /s/  Terence C. Byrne